NewsRelease

Teledyne Technologies Elects
Roxanne S. Austin to Board of Directors
LOS ANGELES – October 10, 2006 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Roxanne S. Austin, former president and chief operating officer of DIRECTV, Inc. to its Board of Directors. The addition of Austin raises the number of board members to ten.
Prior to DIRECTV, Inc. Austin served as the corporate executive vice president and chief financial officer of Hughes Electronics Corporation, and was a member of the Hughes Executive and Management Committees. She came to Hughes from the international accounting firm of Deloitte & Touche, where she was a partner, and a designated specialist in aerospace and defense, and mergers and acquisitions.
Austin serves on the board of directors for Abbott Laboratories and Target Corporation. She also serves on the board of trustees for the California Science Center and is a member of the Financial Executives Institute, the California State Society of Certified Public Accountants, and the American Institute of Certified Public Accountants.
“Roxanne is an outstanding addition to our board” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies Incorporated. “Her experience in electronics, communications and related industries, as well as her specialized background in mergers and acquisitions, will be invaluable to Teledyne as it continues with its profitable growth objectives.”
Teledyne Technologies is a leading provider of sophisticated electronics components, instruments and communication products, systems engineering solutions, and aerospace products and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Canada and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com

Investor Contact:	Jason VanWees
(310) 893-1642

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